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                                 EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
              STATEMENT RE:  COMPUTATION OF NET INCOME PER SHARE,
                  PRIMARY and FULLY DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                                        For the Year Ended
                                                                        December 31, 1996
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
                     Net income                                                $19,623

                     Net income per share (1)                                  $  1.08

                     Primary and fully diluted earnings per share (2)          $  1.05

1) The number of common shares outstanding used to compute net income per share was 18,240,994, which includes the retroactive adjustment for the seven percent stock dividend that was issued on September 24, 1996.

2) Primary and fully diluted earnings per share for the year ended December 31, 1996, was calculated based on weighted average shares outstanding of 18,787,671 and 18,824,535, respectively, which assumes the exercise of options covering 1,287,587 shares and computes incremental shares using the treasury stock method.